Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Timothy M. MacPhee
Telephone:	(978) 688-1811
Fax:	(978) 794-0353

Watts Water Technologies Completes Acquisition of

AERCO International, Inc.

NORTH ANDOVER, Mass.,  December 1, 2014—Watts Water Technologies, Inc. (NYSE: WTS) announced today that it completed the acquisition of AERCO International, Inc. (“AERCO”), a portfolio entity of The Riverside Company, in an all-cash transaction. AERCO is a leading manufacturer of a wide range of high-efficiency commercial boilers and water heaters.

Watts paid a total purchase price of approximately $264.5 million to acquire 100% of the share capital of AERCO.  The final purchase price is subject to a customary net working capital adjustment. Watts funded the acquisition with borrowings under its credit facility.

Watts Water Technologies, Inc., through its subsidiaries, is a world leader in the manufacture of innovative products to control the efficiency, safety, and quality of water within residential, commercial, and institutional applications. Watts’ expertise in a wide variety of water technologies enables Watts to be a comprehensive supplier to the water industry.